Exhibit 4.9

Execution Version

Dated 2 July 2009

SOLO CUP (UK) LIMITED,

INSULPAK HOLDINGS LIMITED

AND

SOLO CUP EUROPE LIMITED

as the Chargors

- and -

U.S. BANK NATIONAL ASSOCIATION

as Collateral Trustee

NOTES DEBENTURE

Notwithstanding any other provision of this Deed, the Security constituted by this Deed and the exercise of any right or remedy by the Collateral Trustee hereunder shall be subject to the Collateral Trust Agreement

(as defined herein). In the event of any conflict between the terms of the Collateral Trust Agreement and the terms of this Deed (to the extent permitted by law) the terms of the Collateral Trust Agreement shall prevail,

provided that in the event of any conflict between the terms of the Collateral Trust Agreement and the terms of the Intercreditor Agreement (to the extent permitted by law) the terms of the Intercreditor Agreement shall prevail.

i

SCHEDULE 6 Form of Notice of Charge to Insurers	35

SCHEDULE 7 General Undertakings	38

SCHEDULE 8 Representations and Warranties	39

SIGNATORIES	40

ii

THIS DEED is dated 2 July 2009

BETWEEN:

(1)	The COMPANIES detailed in Schedule 1 (The Chargors) as the chargors; and

(2)	U.S.BANK NATIONAL ASSOCIATION as collateral trustee (in such capacity, together with any successor collateral trustee appointed in accordance with the provisions of the Collateral Trust Agreement (as defined below) and this Deed) (the “Collateral Trustee”) for the Secured Parties.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions: In this Deed:

“ABL Debenture” means the debenture dated on or about the date of this Deed entered into by the Chargors in favour of the ABL Agent;

“Account Bank” means any bank or financial institution with which a Chargor maintains a Bank Account;

“Administrator” means an administrator appointed under Schedule B1 of the Insolvency Act 1986;

“Bank Account” means any account with any bank or financial institution in which any Chargor now or in the future has an interest (including the Scheduled Bank Accounts) including any replacement or substitute account or subdivision or sub-account of that account and to the extent of such interest, all credit balances now or in the future on such accounts and all Related Rights;

“Charged Assets” means the assets and undertakings from time to time which are the subject of any Security created or purported to be created by or pursuant to this Deed and, where the context permits, the proceeds of sale of such assets;

“Charged Real Property” means all Real Property forming part of the Charged Assets and any buildings, fixtures, fittings, fixed plant or machinery from time to time situated on or forming part of such Real Property and all Related Rights;

“Charges” means any Security from time to time created or expressed to be created by or pursuant to this Deed;

“Chargors” means the companies detailed in Schedule 1 (The Chargors);

“Collateral Trust Agreement” means the collateral trust agreement dated as of 2 July 2009 and made between Solo, SCOC, the Issuers, the Collateral Trustee and the other representatives and agents from time to time party thereto;

“Collection Account(s)” means any Bank Account that may from time to time be specified in writing by the Collateral Trustee as an account into which the amount of the Monetary Claims are to be paid pursuant to Clause 5.2(b) (Release of Monetary Claims);

“Delegate” means a delegate, sub-delegate, attorney or trustee appointed, directly or indirectly, pursuant to Clause 10.3 (Delegation);

“Derivative Rights” include:

(a)	all rights relating to Investments which are deposited with or registered in the name of any agent, depositary, custodian, nominee, fiduciary, investment manager or clearing system or other similar person or its nominee, in each case whether or not on a fungible basis (including rights against such person); and

(b)	all other rights or cash or other assets attaching or relating to or accruing or offered on or deriving now or subsequently from Investments or from such rights (whether by way of redemption, conversion, exercise of option rights, substitution, exchange, preference, bonus or otherwise);

“Excluded Assets” has the meaning given to that term in the Intercreditor Agreement;

“Fixtures” means trade and other fixtures and fittings and fixed plant, machinery and other apparatus;

“Insurance Policy” means any contract or policy of insurance (including life insurance or assurance) in which any Chargor may from time to time have an interest as beneficiary under its terms;

“Intellectual Property” means all patents, trademarks, service marks, brand and business names, copyrights (including any rights in computer software), design rights, registered designs, moral rights, inventions (including any software), topography and similar rights, database rights, domain name rights, confidential information, know-how and all other intellectual property rights and interests (whether or not registered) (including, without limitation, all Scheduled Intellectual Property) and the benefit of all applications and rights to use such assets and all Related Rights;

“Intercreditor Agreement” means the lien subordination and intercreditor agreement dated on or about the date of this Deed between, among others, the ABL Agent , the Collateral Trustee, Solo, SCOC and the other subsidiaries of Solo named therein (as amended, amended and restated, supplemented or otherwise modified from time to time);

“Inventory” means all inventory in all its forms;

“Investments” means:

(a)	any shares, stocks, debentures, certificates of deposit, securities, bonds or other securities;

(b)	all interests in collective investment schemes; and

(c)	all warrants, options and other rights to subscribe or acquire any investment referred to in paragraph (a) or (b),

in each case whether held directly by the Chargors or by any collateral agent, finance party, depositary, custodian, nominee, fiduciary, investment manager or clearing system on its behalf and all Related Rights (including all rights against such person) and all Derivative Rights but excluding any securities referred to in paragraph (h) of the definition of Excluded Assets in the Intercreditor Agreement;

“LPA” means the Law of Property Act 1925;

“Material Adverse Effect” means the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances:

(a)	has or could be reasonably expected to have a material adverse effect on the business, operations, properties, liabilities or financial condition of the Issuers and Guarantors taken as a whole, on the value of the Collateral taken as a whole, on the enforceability of any Priority Lien Documents, or on the validity or priority of Collateral Trustee’s Liens on any material portion of the Noteholder First Lien Collateral (as defined in the Intercreditor Agreement);

(b)	impairs the ability of the Issuers and Guarantors, taken as a whole, to perform any payment obligations or other material obligations under the Priority Lien Documents; or

(c)	otherwise impairs the ability of Collateral Trustee or any holder of Secured Obligations to enforce or collect any Secured Obligations or to realise upon any material portion of the Noteholder First Lien Collateral;

provided that for purposes of representations and warranties made as of the date of the original issuance of the Notes under the Indenture, “Material Adverse Effect” shall not include any state of facts, event, change or effect caused by events, changes or developments arising from changes in GAAP or from any changes in the market in which the Issuers and Guarantors operate which do not disproportionately affect any of the Issuers or Guarantors; and

provided further that the limitations on remedies in the Intercreditor Agreement shall be deemed not to impair any rights of Collateral Trustee or any holder of Secured Obligations for purposes of this definition;

“Monetary Claims” means any book and other debts and monetary claims owing to any Chargor and any proceeds of such debts and claims (including any claims or sums of money deriving from or in relation to any Intellectual Property, any Investment, any claim, return of premium or the proceeds paid or payable in respect of any Insurance Policy, any court order or judgment, any contract or agreement to which any Chargor is a party and any other assets, property, rights or undertaking of any Chargor, but excluding the Bank Accounts);

“Notice of Charge to Insurers” means a notice of charge in the form set out in Schedule 6 (Form of Notice of Charge to Insurers) or such other form as the Collateral Trustee may approve, acting reasonably;

“Personal Chattels” means plant, machinery, office equipment, computers, goods and other chattels (including all spare parts, replacements, modifications and additions) but not Fixtures on Real Property charged under Clause 3.2(a) (Real Property) or stock in trade or work in progress and all Related Rights and excluding any personal chattels referred to in paragraph (e) of the definition of Excluded Assets in the Intercreditor Agreement;

“Real Property” means freehold property situated in England and Wales (including, without limitation, the Scheduled Real Property) and such interests appurtenant thereto and any buildings, fixtures, fittings, fixed plant or machinery from time to time situated on or forming part of such property, and includes all Related Rights but excluding any such property referred to in paragraphs (a) and (b) of the definition of Excluded Assets in the Intercreditor Agreement;

“Receiver” means a receiver, receiver and manager or, where permitted by law, administrative receiver appointed in respect of the Charged Assets by the Collateral Trustee pursuant to this Deed or otherwise;

“Related Rights” means, in relation to any asset:

(a)	the proceeds of sale of any part of that asset;

(b)	all rights under any licence, agreement for sale or agreement for lease in respect of that asset;

(c)	all rights, powers, benefits, claims, contracts, warranties, negotiable instruments, remedies, Security, guarantees, indemnities or covenants for title in respect of that asset; and

(d)	any moneys and proceeds paid or payable in respect of that asset;

“Release Date” has the meaning ascribed thereto in Clause 17.11 (Final Redemption);

“Scheduled Bank Accounts” means the Bank Accounts described in Schedule 4 (Details of the Scheduled Bank Accounts);

“Scheduled Intellectual Property” means the Intellectual Property described in Schedule 3 (Details of the Scheduled Intellectual Property);

“Scheduled Real Property” means the Real Property described in Schedule 2 (Details of the Scheduled Real Property) and all Related Rights;

“Secured Obligations” means all Secured Obligations of each Chargor now or hereafter existing under or in connection with each Series of Priority Lien Debt issued pursuant to the Priority Lien Documents (or any of them) to the Collateral Trustee and/or the Secured Parties and/or any Receiver (including, without limitation, under any amendments, supplements or restatements of any of the Priority Lien Documents or in relation to any new or increased advances or utilisations thereunder or any extension of any date for payment or repayment thereunder), and whether such indebtedness or liabilities were originally owed to all or any of the Secured Parties and/or any Receiver or any other person or persons and whether actual or contingent, matured or not matured, liquidated or unliquidated, whether incurred solely or jointly and/or severally and whether as principal or surety or in any other capacity whatsoever, in any currency or currencies, including all interest accruing thereon (calculated in accordance with Clause 2.2 (Interest)), after as well as before judgment, and all costs, charges and expenses (to the extent payable by the relevant Issuer or Guarantor pursuant to the terms of the Priority Lien Documents) incurred in connection therewith (each such obligation being a “Secured Obligation”);

“Secured Parties” means the holders of Priority Lien Obligations, the Collateral Trustee and the Priority Lien Representative;

“Security” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, trust arrangement or encumbrance of any kind in respect of such asset whether or not filed, registered or otherwise perfected under applicable law or any agreement or arrangement having a similar effect (including any conditional sale or other type of retention agreement, any lease in the nature thereof or any option or other agreement to sell or give a security interest therein), in each case for the purpose of securing any obligation of any person;

“Specified Default” means any event or condition which, under the terms of any credit agreement, indenture or other agreement governing any Series of Priority Lien Debt causes, or permits holders of Priority Lien Obligations outstanding thereunder (with or without the giving of notice or lapse of time, or both, and whether or not notice has been given or time has lapsed) to cause, the Priority Lien Debt outstanding thereunder to become immediately due and payable; and

“this Deed” means this debenture as varied, amended or supplemented from time to time.

1.2	Collateral Trust Agreement: Terms defined in the Collateral Trust Agreement and not otherwise defined in this Deed shall have the same meaning in this Deed or any notice given in relation to this Deed as are given to such terms in the Collateral Trust Agreement.

1.3	Construction:

(a)	The provisions of Section 1.2 (Rules of Interpretation) of the Collateral Trust Agreement shall apply to this Deed with all necessary modifications as if they were expressly set out in full in this Deed.

(b)	Any reference to “assets” includes present and future property, revenues and rights of every kind.

(c)	“rights” shall be construed as including rights, benefits, privileges, consents, authorities, discretions, remedies and powers and “right” shall be construed accordingly.

(d)	A reference to “Secured Obligations” includes any liabilities which would be treated as such but for the liquidation or dissolution or similar event affecting an Issuer or Guarantor.

(e)	Any reference to the Collateral Trustee, a Chargor, the Secured Parties or the ABL Agent shall be construed so as to include its or their (and any subsequent) successors and any permitted transferees in accordance with their respective interests.

(f)	References in this Deed to any Clause or Schedule shall be to a clause or schedule of this Deed unless otherwise specified.

(g)	For the avoidance of doubt, save as provided in Clause 6.3 (Effect of Moratorium) below, references in this Deed to the Charges becoming “enforceable” shall be construed as references to when the Collateral Trustee (for the benefit of itself and the other Secured Parties) is entitled to enforce those Charges, being only upon the occurrence and during the continuation of a Specified Default.

1.4	Law of Property (Miscellaneous Provisions) Act 1989: The terms of the documents under which the Secured Obligations arise and of any side letters relating thereto between each Chargor and any of the Secured Parties are incorporated herein to the extent required for any purported disposition of the Charged Assets contained in this Deed to be a valid disposition in accordance with section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

1.5	Deed: This document is to take effect as a deed notwithstanding that the Collateral Trustee has executed it under hand only.

1.6	Law of Property (Miscellaneous Provisions) Act 1994: The obligations of the Chargors under this Deed and any document entered into pursuant to this Deed shall be in addition to the covenants deemed to be included in this Deed or such other document by virtue of Part I of the Law of Property (Miscellaneous Provisions) Act 1994.

1.7	Schedules: Any failure to state any Intellectual Property, Bank Accounts or Real Property of any Chargor on the date of this Deed in any of Schedule 2 (Details of the Scheduled Real Property), Schedule 3 (Details of the Scheduled Intellectual Property), or Schedule 4 (Details of the Scheduled Bank Accounts) will not affect any Charges over such assets.

1.8	Covenants and Representations:

(a)	Each covenant of a Chargor contained in this Deed remains in force until the Release Date.

(b)	The representations and warranties set out in this Deed are made on the date of this Deed and are, unless otherwise stated herein, deemed to be repeated by a Chargor on each day on which representations are deemed to be repeated by the Issuers or Guarantors pursuant to the Priority Lien Documents from the date of this Deed until the Release Date with reference to the circumstances existing at the time of repetition.

1.9	Collateral Trust Agreement or Intercreditor Agreement to Prevail: Notwithstanding any other provision of this Deed, the Security constituted by this Deed and the exercise of any right or remedy by the Collateral Trustee hereunder shall be subject to the Collateral Trust Agreement. In the event of any conflict between the terms of the Collateral Trust Agreement and the terms of this Deed (to the extent permitted by law) the terms of the Collateral Trust Agreement shall prevail, provided that in the event of any conflict between the terms of the Collateral Trust Agreement and the terms of the Intercreditor Agreement (to the extent permitted by law) the terms of the Intercreditor Agreement shall prevail.

2.	COVENANT TO PAY

2.1	Covenant to Pay: Each Chargor shall on demand pay or discharge the Secured Obligations when the same have become due in the manner provided for in the Priority Lien Documents.

2.2	Interest: If a Chargor fails to pay any Secured Obligations on the due date for payment of that sum, such Chargor shall on demand pay to the Collateral Trustee interest on all such sums from the due date until the date of payment (both before and after judgment) calculated and payable in accordance with the rate and in the manner specified in the Priority Lien Documents. Any such interest not paid when due shall be compounded and bear interest calculated as provided above.

3.	SECURITY

3.1	Creation of Charges: All Charges under this Deed are:

(a)	made in favour of the Collateral Trustee (for the benefit of itself and the other Secured Parties);

(b)	made with full title guarantee; and

(c)	Security for the payment and discharge of all Secured Obligations.

3.2	Fixed Charges: Each Chargor charges:

(a)	Real Property: by way of fixed charge the Scheduled Real Property and all other Real Property in England or Wales now or subsequently belonging to it;

(b)	Investments: by way of fixed charge all its rights, title and interest in the Investments now or subsequently belonging to it;

(c)	Monetary Claims and Related Rights: by way of fixed charge all its rights, title and interest now or subsequently in all Monetary Claims and all Related Rights except to the extent that such assets are for the time being effectively charged pursuant to paragraph (e) below;

(d)	Intellectual Property: by way of fixed charge all its rights, title and interest now or subsequently in Intellectual Property including, without limitation, the Scheduled Intellectual Property;

(e)	Bank Accounts: by way of fixed charge all its rights, title and interest now or subsequently in the Bank Accounts (including the Scheduled Bank Accounts);

(f)	Insurance Policies: by way of fixed charge all its rights, title and interest now or subsequently in the Insurance Policies and all Related Rights;

(g)	Personal Chattels: by way of fixed charge all its rights, title and interest now or subsequently in the Personal Chattels;

(h)	Inventory: by way of fixed charge all its rights, title and interest now or subsequently in Inventory;

(i)	Goodwill and uncalled capital: by way of fixed charge all its rights, title and interest now or subsequently in:

(i)	all its uncalled capital; and

(ii)	all its goodwill.

3.3	Ranking:

Notwithstanding any other provision contained in this Deed, the parties agree that the Charges granted by the Chargors under this Deed are granted in accordance with the ranking and subordination provisions contained in the Intercreditor Agreement.

3.4	Floating Charge:

(a)	Each Chargor charges by way of floating charge its undertaking and all its assets both present and future other than any asset in England and Wales effectively charged under Clause 3.2 (Fixed Charges) including any assets comprised within a Charge which is reconverted under Clause 3.8 (Reconversion). The floating charge created by each Chargor under this Clause shall be a qualifying floating charge for the purposes of paragraph 14 of Schedule B1 of the Insolvency Act 1986.

(b)	The floating charges created by this Clause 3.4 (Floating Charge) shall be deferred in point of priority to all fixed Security validly and effectively created by a Chargor under the Priority Lien Documents in favour of the Collateral Trustee as Security for the Secured Obligations.

3.5	Automatic Crystallisation:

(a)	Notwithstanding any other provision of this Deed (and without prejudice to any law which may have a similar effect), the floating charge created under this Deed will automatically be converted with immediate effect and without notice into a fixed charge as regards the Charged Assets subject to such floating charge but subject to Clause 3.7 (Moratorium):

(i)	if any person presents or makes an application for a writ of execution, writ of fieri facias, garnishee order or charging order or otherwise levies or attempts to levy any distress, execution, attachment, expropriation, sequestration or other legal process against any of the Charged Assets charged by way of the floating charge or any Chargor creates or attempts to create any Security or trust over any of the Charged Assets secured by the floating charge created by Clause 3.4 (Floating Charge) other than as permitted or not restricted under the Priority Lien Documents; or

(ii)	a resolution is passed or an order is made or a petition is presented for the winding-up or administration, dissolution or reorganisation in relation to any Chargor (except as expressly permitted or not restricted under the Priority Lien Documents) which (in the case of a winding-up petition) is not discharged within 14 days or in any event before such petition is heard or a resolution is passed for a creditors’ voluntary winding-up or a creditors’ voluntary winding-up is commenced; or

(iii)	an Administrator or Receiver is appointed in respect of any Chargor or the Collateral Trustee receives notice of an intention to appoint an Administrator pursuant to paragraph 15 or 26 of Schedule B1 of the Insolvency Act 1986 in respect of any Chargor.

(b)	Notwithstanding Clause 3.6 (Crystallisation of Floating Charge by notice) and without prejudice to any law which may have a similar effect, the floating charge created by Clause 3.4 (Floating Charge) will be automatically converted (without notice) with immediate effect into a fixed charge as regards all the assets subject to that floating charge at the same time as the floating charge created by the ABL Debenture over such assets is crystallised.

3.6	Crystallisation of Floating Charge by notice:

The Collateral Trustee may at any time by notice in writing to any Chargor convert the floating charge created by such Chargor pursuant to Clause 3.4 (Floating Charge) with immediate effect into a fixed charge as regards such assets as may be specified (whether generally or specifically) in such notice if:

(a)	a Specified Default has occurred and is continuing; or

(b)	the Collateral Trustee reasonably considers those assets to be in jeopardy (whether due to a risk of being seized or sold pursuant to any distress, attachment, execution, sequestration or other legal process); or

(c)	the Collateral Trustee reasonably considers that it is necessary in order to protect the priority of the Charges; or

(d)	if the floating charge over such property or assets created by the ABL Debenture has been crystallised.

3.7	Moratorium: No floating charge created by this Deed may be converted into a fixed charge on assets for which a moratorium is in force if and for so long as such conversion would breach paragraph 13 of Schedule A1 of the Insolvency Act 1986.

3.8	Reconversion: Any charge which has converted into a fixed charge under Clause 3.5 (Automatic Crystallisation) or Clause 3.6 (Crystallisation of Floating Charge by notice) may be reconverted into a floating charge by notice in writing given at any time by the Collateral Trustee to the Chargor concerned in relation to the assets specified in such notice.

3.9	Fixed and Floating Security: If for any reason any Security in respect of any asset created or purported to be created pursuant to this Clause 3 as a fixed charge does not, or ceases to, take effect as a fixed charge, then it shall take effect as a floating charge in respect of such asset. However, it is the intent of the parties that the Security over other Charged Assets shall remain unaffected.

3.10	Excluded Assets: If the rights of any Chargor under any instrument or agreement cannot be the subject of any Charges which this Deed purports to create under Clause 3.2(c) (Monetary Claims and Related Rights), 3.2(d) (Intellectual Property) or 3.2(f) (Personal Chattels) without the consent of another party:

(a)	this Deed will charge all amounts which the relevant Chargor may receive, or has received, under that instrument or agreement; and

(b)	if the Collateral Trustee (or, if the ABL Agent has been granted a prior ranking security interest in relation to the relevant Charge, the ABL Agent) so requires following the occurrence and during the continuation of a Specified Default, the relevant Chargor will use all reasonable endeavours to promptly obtain the consent of the relevant third party for such rights to be charged under this Deed and, if such consent is obtained, such rights shall immediately become subject to an effective fixed charge pursuant to Clause 3.2 (Fixed Charges) and the Chargor shall promptly provide a copy of such consent to the Collateral Trustee (or, if the ABL Agent has been granted a prior ranking security interest in relation to the relevant Charge, the ABL Agent).

3.11	Security Trust: The Collateral Trustee holds the benefit of this Deed on trust for the Secured Parties on the terms of the Collateral Trust Agreement, this Deed and the other Priority Lien Documents.

3.12	Perpetuity Period: The perpetuity period under the rules against perpetuities, if applicable to this Deed, shall be the period of 80 years from the date of this Deed.

4.	REAL PROPERTY OBLIGATIONS

4.1	Acquisition of Real Property:

(a)	Each Chargor shall promptly notify the Collateral Trustee of any acquisition by it or on its behalf of any Real Property after the date of this Deed (“After-acquired Property”).

(b)	If title to the relevant After-acquired Property is or is to be registered at the Land Registry, such Chargor shall, as soon as reasonably practicable:

(i)	notify the Collateral Trustee of the relevant title number; and

(ii)	make the relevant Land Registry enter:

(A)	a notice of the charge on the charges register of such property; and

(B)	the restriction set out in Clause 4.3(a) (Registered Land) on the proprietorship register of such property.

In the case of any other After-acquired Property in England or Wales, the relevant Chargor shall apply to register this Deed at the Land Charges Registry if, for any reason, the title deeds and documents relating thereto are not deposited with the Collateral Trustee.

4.2	Delivery of Title Documents: Each Chargor shall, as soon as reasonably practicable following the execution of this Deed or, if later, upon receipt, deposit with the Collateral Trustee all deeds, certificates and other documents evidencing title relating to any Real Property subject to Security created in this Deed unless the same are required to be delivered (and are so delivered) to the ABL Agent for the benefit of the ABL Secured Parties pursuant to the Liens relating to the ABL Debt for so long as such Liens relating to the ABL Debt rank prior to the Charges created pursuant to Clause 4.1(a) (Real Property) under the terms of the Intercreditor Agreement. If any such documents are at the relevant time at the Land Registry, such Chargor shall, promptly following a demand by the Collateral Trustee provide or procure the provision to the Collateral Trustee of such undertakings and such letters addressed to the Land Registry as the Collateral Trustee may reasonably specify.

4.3	Registered Land:

(a)	Each Chargor consents to an application being made to the Land Registry for a restriction in the following terms to be entered on the Proprietorship Register of such of the Charged Real Property as is now or hereafter registered at the Land Registry under the Land Registration Act 2002:

“No disposition of the registered estate by the proprietor of the registered estate or by the proprietor of any registered charge, not being a charge registered before the entry of this restriction, is to be registered without a written consent signed by the proprietor for the time being of the Charge dated [•] in favour of [•] referred to in the Charges Register or if appropriate signed on such proprietor’s behalf by its authorised signatory.”

(b)	To the extent that the Secured Parties are under an obligation to make further advances, each Chargor shall also make an application (and consents to an application being made) to the Land Registry for a note of such obligation to be entered on the Charges Register of any registered land forming part of the Charged Real Property.

5.	OTHER OBLIGATIONS

5.1	Negative pledge and disposals: Except with the consent of the Collateral Trustee, no Chargor shall:

(a)	create or permit to be outstanding any Security over any Charged Assets save as expressly permitted or not restricted under the Priority Lien Documents; or

(b)	sell, transfer, assign, lease, hire out, grant, lend or otherwise dispose of any of the Charged Assets or the equity of redemption therein or permit any person to do any such thing except as permitted or not restricted under the terms of the Priority Lien Documents.

5.2	Monetary Claims:

(a)	Dealing with Monetary Claims:

(i)	Save as permitted or not restricted under the Priority Lien Documents, no Chargor shall release, sell, transfer, assign, factor, discount or otherwise deal in any way with any of the Monetary Claims except as contemplated by Clause 5.2(a)(ii) below.

(ii)	Each Chargor shall get in and realise in a prudent manner on behalf of the Collateral Trustee (or, if the ABL Agent has been granted a prior ranking security interest in such Monetary Claims, the ABL Agent) all its Monetary Claims and pay such moneys into the Bank Accounts, and after the Charges have become enforceable, such Chargor shall hold such moneys on trust for the Collateral Trustee (or, if the ABL Agent has been granted a prior ranking security interest in such Monetary Claims, the ABL Agent) prior to such payment.

(b)	Release of Monetary Claims:

(i)	Prior to the Charges becoming enforceable, the proceeds of the realisation of the Monetary Claims received by any Chargor shall, upon such proceeds being credited to a Bank Account, be released from the fixed charge created by Clause 3.2(b) (Monetary Claims and Related Rights) and only be subject to the floating charge created by Clause 3.4 (Floating Charge) and the relevant Chargor may withdraw such proceeds from such Bank Accounts subject to any applicable restrictions set out in the Priority Lien Documents and this Deed.

(ii)	After the Charges have become enforceable, each Chargor shall not, except with the consent of the Collateral Trustee (or, if the ABL Agent has been granted a prior ranking security interest in such Monetary Claims, the ABL Agent), withdraw or otherwise transfer the proceeds of realisation of any Monetary Claims standing to the credit of any Bank Account and shall pay all moneys received by any Chargor from any source into such Collection Accounts as are specified by the Collateral Trustee (or, if the ABL Agent has been granted a prior ranking security interest in such Monetary Claims, the ABL Agent) and give notice to the debtors of any of its Monetary Claims of the Security created by this Deed in such form as the Collateral Trustee (or, if the ABL Agent has been granted a prior ranking security interest in such Monetary Claims, the ABL Agent) may require.

5.3	Bank Account(s):

(a)	Bank Accounts: notification, maintenance and variation:

Each Chargor shall:

(i)	after the Charges have become enforceable, promptly deliver to the Collateral Trustee (or, if the ABL Agent has been granted a prior ranking security interest in such Bank Account and the same is required to be delivered to the ABL Agent (and is so delivered) pursuant to the terms of the ABL Debenture, the ABL Agent) a duly completed notice and acknowledgement in respect of each Bank Account in the relevant form set out in Schedule 5 (as applicable) or in such other form as the Collateral Trustee (or, if the ABL Agent has been granted a prior ranking security interest in such Bank Account, the ABL Agent) may approve, acting reasonably;

(ii)	use all reasonable endeavours to procure the prompt delivery to the Collateral Trustee (or, if the ABL Agent has been granted a prior ranking security interest in such Bank Account and the same is required to be delivered to the ABL Agent pursuant to the terms of the ABL Debenture, the ABL Agent) of a duly completed acknowledgement in respect of any notice delivered pursuant to paragraph (i) in the relevant form set out in Schedule 5 (as applicable) or in such other form as the Collateral Trustee (or, if the ABL Agent has been granted a prior ranking security interest in such Bank Account, the ABL Agent) may approve, acting reasonably;

(iii)	deliver to the Collateral Trustee on the date of this Deed (and, if any Bank Account is charged thereafter, on the date falling five Business Days after such charge), details of each Bank Account maintained by such Chargor (other than with the Collateral Trustee); and

(iv)	not without the Collateral Trustee’s prior written consent, permit or agree to any variation of the rights attached to any Bank Account the result of which is materially prejudicial to the Secured Parties.

The execution of this Deed by a Chargor and the Collateral Trustee shall constitute notice to the Collateral Trustee of the Security created over any Bank Account opened or maintained with the Collateral Trustee.

(b)	Operation of Bank Accounts:

(i)	Until the Charges become enforceable, the Chargors shall be entitled to receive, withdraw or otherwise transfer any credit balance from time to time on any Bank Account subject to the terms of the Priority Lien Documents;

(ii)	After the Charges have become enforceable, the Chargors shall not be entitled to receive, withdraw or otherwise transfer any credit balance from time to time on any Bank Account except with the prior written consent of the Collateral Trustee (or, if the ABL Agent has been granted a prior ranking security interest in such Bank Account, the ABL Agent).

(c)	Bank Accounts: Application of Moneys:

The Collateral Trustee (or its Receiver) may (subject to the Intercreditor Agreement) apply, transfer or set-off any credit balances from time to time on any Bank Accounts in or towards payment or satisfaction of all or part of the Secured Obligations in accordance with Clause 8.1 (Application) after the Charges have become enforceable or at any time when the Secured Parties are entitled to exercise the relevant set-off rights under the terms of the Priority Lien Documents.

(d)	Exercise of rights following enforcement by Collateral Trustee:

After the Charges have become enforceable, the Collateral Trustee shall (subject to the Intercreditor Agreement) be entitled without notice to exercise all rights and powers held by it in relation to the Bank Accounts and to:

(i)	demand and receive any moneys due under or arising out of each Bank Account;

(ii)	exercise all rights the relevant Chargor was then entitled to exercise in relation to the Bank Accounts or would, but for this Deed, be entitled to exercise.

5.4	Intellectual Property:

Each Chargor undertakes that it shall in respect of its Intellectual Property execute all such documents and do all such acts as the Collateral Trustee may reasonably request (taking into account, among others, the costs and administrative burden of procuring and maintaining such registrations and filings and the significance and value to the business of the Obligors (as defined in the Loan Agreement) as a whole of such Intellectual Property) to record the interest of the Collateral Trustee in any registers relating to any such Intellectual Property which is registrable.

5.5	Insurance:

(a)

Each Chargor shall, after the Charges have become enforceable, serve (with a copy to the Collateral Trustee (unless the ABL Agent has been granted a prior security interest in such Insurance Policy and the same is required to be served to the ABL Agent (and is so served) pursuant to the terms of the ABL Debenture)) a Notice of Charge to Insurers to the

brokers or underwriters of each Insurance Policy and each Chargor shall use all its reasonable endeavours to procure the prompt delivery to the Collateral Trustee (unless the ABL Agent has been granted a prior security interest in such Insurance Policy and the same is required to be delivered to the ABL Agent pursuant to the terms of the ABL Debenture) of a duly completed acknowledgement in the form set out in Schedule 6 (Form of Notice of Charge to Insurers) or in such other form as the Collateral Trustee (or, if the ABL Agent has been granted a prior security interest in such Insurance Policy, the ABL Agent) may approve.

(b)	Each Chargor shall keep its Charged Assets insured in accordance with the terms of the Priority Lien Documents.

5.6	Fixtures and Personal Chattels:

Each Chargor undertakes that it shall:

(a)	if it has not already done so and if so requested by the Collateral Trustee (or, if the ABL Agent has been granted a prior security interest in such Fixture or Personal Chattel described below, the ABL Agent) following the occurrence and during the continuation of a Specified Default, in the case of any Fixture or Personal Chattel subject to a fixed charge hereunder located on leasehold premises, obtain evidence in writing from any lessor of any such premises that it waives absolutely all and any rights it may have now or at any time in the future over any such Fixture or Personal Chattel; and

(b)	if so requested by the Collateral Trustee (or, if the ABL Agent has been granted a prior security interest in such Fixture or Personal Chattel described below, the ABL Agent) following the occurrence and during the continuation of a Specified Default, place and maintain on each Personal Chattel subject to a fixed charge hereunder in a conspicuous place, an identification marking as appears below and not conceal, alter or remove such marking or permit it to be concealed, altered or removed:

“NOTICE OF CHARGE”

This [specify nature of Personal Chattel] and additions and ancillary equipment are subject to a fixed charge in favour of [“name of the Collateral Trustee or ABL Agent”].

5.7	General Undertakings:

Each Chargor shall comply with the provisions of Schedule 7 (General Undertakings).

5.8	Representations and Warranties:

Each Chargor makes each of the representations and warranties set out in Schedule 8 (Representations and Warranties).

6.	ENFORCEMENT

6.1	Power of Sale: The power of sale or other disposal and other powers conferred on the Collateral Trustee and on any Receiver by this Deed shall operate as a variation and extension of the statutory power of sale and other powers conferred on mortgagees under section 101 of the LPA and such powers shall arise on the date of this Deed free from the restrictions imposed by section 103 of the LPA, which shall not apply to the Charges.

6.2	Enforceability of Security:

(a)	For the purposes of all powers implied by the LPA or any other applicable statute, the Secured Obligations shall be deemed to have become due and payable upon the date of this Deed.

(b)	Save as provided in Clause 6.3 (Effect of Moratorium) below, the Charges given by a Chargor shall become immediately enforceable upon the occurrence and during the continuation of a Specified Default and the power of sale conferred by section 101 of the LPA and all other powers conferred on mortgagees and Receivers by law (as varied and extended by this Deed) shall be exercisable in relation to the Charges and the Collateral Trustee may take possession, hold or dispose of any Charged Assets at any time after the Charges have become enforceable in accordance with this Clause 6.2(b) (Enforceability of Security).

(c)	The statutory power of leasing conferred upon the Collateral Trustee shall be extended so as to authorise the Collateral Trustee to lease, make agreements for leases, accept surrenders of leases and grant options as the Collateral Trustee thinks fit and without the need to comply with any of the provisions of sections 99 and 100 of the LPA and any lease granted will bind any holder of a subsequent Security deriving title under the Collateral Trustee.

6.3	Effect of Moratorium: The Charges will not become enforceable solely as a result of any person obtaining or taking steps to obtain a moratorium under Schedule A1 of the Insolvency Act 1986.

6.4	Contingencies: If the Charges are enforced at a time when no amount is due under the Priority Lien Documents but at a time when amounts may or will become due, the Collateral Trustee (or the Receiver) may pay the proceeds of any recoveries effected by it into a suspense account.

6.5	Renewal of Deposits: Without prejudice to any right of set-off any Secured Party may have under any other Priority Lien Documents or otherwise, if any time deposit matures on any account a Chargor has with any Secured Party prior to the Release Date when:

(a)	the Charges have become enforceable; and

(b)	no Secured Obligation is at that time due and payable,

that time deposit will automatically be renewed for any further period which that Secured Party considers appropriate.

6.6	Right of Appropriation: Financial Collateral: to the extent that any of the Charged Assets constitute “financial collateral” and this Deed and the obligations of any Chargor hereunder constitute a “security financial collateral arrangement” (in each case, as defined in, and for the purposes of, the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003 No. 3226; the “Regulations”)), the Collateral Trustee shall have the right following enforcement of this Deed to appropriate all or any part of such financial collateral in or towards discharge of the Secured Obligations. For this purpose, the parties agree that the value of such financial collateral so appropriated shall be (i) in the case of cash, the amount standing to the credit of each of the Bank Accounts, together with any accrued but unposted interest, at the time the right of appropriation is exercised, and (ii) in the case of Investments, the market price of such Investments determined by the Collateral Trustee by reference to a public index or by such other process as the Collateral Trustee may select, including independent valuation. In each case, the parties agree that the method of valuation provided for in the Deed shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.

6.7	Chargors’ discretion. Each Chargor may assume (without any obligation to investigate) that, unless it has received actual notice to the contrary or has otherwise become aware that such is not the case, if the ABL Agent or the Collateral Trustee claims to have been granted a prior security interest with respect to any Charged Asset, then it has been granted such prior security interest.

7.	APPOINTMENT AND RIGHTS OF RECEIVERS AND ADMINISTRATORS

7.1	Appointment of Receivers and Administrators:

(a)	If:

(i)	a Specified Default occurs and is continuing;

(ii)	so requested by the relevant Chargor; or

(iii)	a petition is presented or application made for the appointment of an administrator, a liquidator or a provisional liquidator in respect of the relevant Chargor or notice is given by any person entitled to do so of the intention to appoint an Administrator or such notice is filed with the court or an application or order is made for the application of an Administrator, the Collateral Trustee may, by deed or otherwise in writing signed by any officer of the Collateral Trustee or any other person authorised by the Collateral Trustee for this purpose:

(A)	appoint one or more persons to be Receiver of any Charged Assets of the relevant Chargor and/or appoint two or more Receivers of separate parts of the Charged Assets; or

(B)	when permitted by law, appoint an Administrator of the relevant Chargor pursuant to paragraph 14 of Schedule B1 of the Insolvency Act 1986; or

(C)	(subject to any requirement for a court order under the Insolvency Act 1986 or any other applicable insolvency law) remove any Receiver so appointed and, at its option, appoint another person(s) to be an additional or replacement Receiver.

(b)	If more than one person is appointed Receiver or Administrator of any assets, each Receiver or Administrator may act either jointly or severally unless the document appointing him states otherwise.

(c)	Section 109(1) of the LPA does not apply to this Deed.

(d)	The powers of appointment of a Receiver under this Deed shall be in addition to all other statutory and other powers of appointment of the Collateral Trustee under the LPA or otherwise.

7.2	Rights of Receivers: Any Receiver appointed pursuant to this Deed shall (subject to any restrictions in the instrument appointing him) have in relation to the Charged Assets (and any other assets which when got in, would be Charged Assets) in relation to which he is appointed:

(a)	all the powers conferred on an administrative receiver or receivers under the Insolvency Act 1986;

(b)	all the powers conferred by the LPA or any other applicable law on mortgagees, mortgagees in possession and on receivers; and

(c)	all the powers and rights of an absolute owner and power to do or omit to do anything which the Chargor itself could do or omit to do.

In addition, a Receiver shall be entitled (either in his own name or in the name of the relevant Chargor or any trustee or nominee for the relevant Chargor) or otherwise and in such manner and upon such terms and conditions as the Receiver thinks fit and either alone or jointly with any other person:

(d)	Take possession: to enter upon, take possession of, get in and collect the Charged Assets, to require directors of such Chargor to call up unpaid share capital and to take action to enforce payment of unpaid calls and to require payment to him or the Secured Parties of any Monetary Claims or credit balance on any Bank Account;

(e)	Carry on business: to manage or carry on any business of such Chargor;

(f)	Contracts: to enter into any contract or arrangement and to perform, repudiate, rescind or vary any contract or arrangement to which the Chargor is a party to the extent necessary to dispose of the Charged Assets and to perform its obligations;

(g)	Deal with Charged Assets: to sell, transfer, assign, exchange, hire out, lend or otherwise dispose of, convert into money or realise the Charged Assets (including any Fixtures, other than landlord’s fixtures, which may be severed and sold separately from the Real Property containing them) either by public offer or auction, tender or private contract to any person on any terms and for a consideration of any nature he thinks fit;

(h)	New Subsidiary:

(i)	to form or procure the formation of any new corporation, trust or partnership (a “new vehicle”);

(ii)	to subscribe for or acquire any Investment in such new vehicle;

(iii)	to transfer or transfer any right in or grant any lease or licence in any Charged Assets to such new vehicle; and

(iv)	to sell, transfer, assign, exchange or otherwise dispose of any such investments or any rights attaching thereto;

(i)	Borrowings: to borrow or raise money either unsecured or on the Security of the Charged Assets either in priority to the Charges or otherwise and on such terms as he thinks fit;

(j)	Covenants and guarantees: to lend money or advance credit to any customer of a Chargor, enter into bonds, covenants, commitments, guarantees, indemnities or like matters and to make all requisite payments to effect, maintain or satisfy the same;

(k)	Leases and tenancies: to lease or licence any Charged Assets to any person on any terms and for any rent or fee, to agree to any change to such terms or rent and to accept any surrender of such lease or licence on any terms (including the payment of any surrender premium) and to make agreements and arrangements with and make allowances to any lessees, tenants or other persons from whom any rents and profits may be payable, in each case it shall think fit;

(l)	Repairs: to effect any repairs or improvements to or insurance on, or do any act which he may think desirable to protect or improve, any Charged Asset or any business of any Chargor or make it more productive, to carry out and/or complete any building operations and to apply for and maintain any planning permissions, building regulation approvals and other consents, in each case as he thinks fit;

(m)	Proceedings and Claims: to bring, prosecute, enforce, defend and abandon actions, suits and proceedings in relation to the Charged Assets or the business of such Chargor;

(n)	Compromise of Claims: to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of such Chargor or relating in any way to the Charged Assets;

(o)	Redemption of Security: to redeem any Security (whether or not having priority to the Charges) over the Charged Assets and to settle the accounts of encumbrancers;

(p)	Employment: to appoint and discharge officers, employees, agents and advisors and others for the purposes of this Deed and to discharge any person appointed by such Chargor;

(q)	Receipts: to give a valid receipt for any moneys and execute any document which is necessary or desirable for realising any Charged Assets;

(r)	Insolvency Act 1986: to exercise all powers set out in Schedule 1 or Schedule B1 or (in the case of a Scottish Receiver) Schedule 2 to the Insolvency Act 1986 (whether or not the Receiver is an administrative receiver) and any powers added to Schedule 1, Schedule B1 or Schedule 2, as the case may be, after the date of this Deed; and

(s)	Other Powers: to do all such other acts and things the Receiver may consider necessary or expedient for preserving, improving or realising the Charged Assets or the getting in and collection of the Charged Assets (or any assets which when got in would constitute Charged Assets) or which are incidental to the exercise of any of the rights, powers and discretions conferred on the Receiver under or by virtue of this Deed or by law.

Each of the powers specified in each of the above paragraphs shall (except as otherwise provided) be distinct and shall not be in any way limited by reference to any other paragraph or the order in which they appear.

7.3	Agent of Chargor: Any Receiver shall be the agent of the relevant Chargor for all purposes unless and until the Chargor goes into liquidation after which time the Receiver shall act as principal and shall not become agent of the Secured Parties. Subject to any applicable law, the relevant Chargor alone shall be responsible for his contracts, engagements, acts, omissions, defaults and liabilities and for any payment of his remuneration. No Secured Party shall incur any liability by reason of the appointment of a Receiver under this Deed.

7.4	Remuneration: The Collateral Trustee may from time to time determine the remuneration of any Receiver and the maximum rate specified in section 109(6) of the LPA will not apply. The Collateral Trustee may direct payment of such remuneration out of moneys accruing to the Receiver but the relevant Chargor alone shall be liable for the payment of such remuneration and for all other costs, charges and expenses of the Receiver.

8.	DISTRIBUTION

8.1	Application: All moneys from time to time received by the Collateral Trustee or a Receiver or Delegate pursuant to this Deed or pursuant to the powers conferred by it shall (subject to the payment of any liabilities having priority to the Secured Obligations by law and by way of variation of the provisions of the LPA), be applied in the following order:

(a)	in or towards the payment of or provision for all costs, losses, liabilities and expenses incurred by the Collateral Trustee or any Receiver or Delegate under or in connection with this Deed or their appointment and the Receiver’s remuneration due in connection with this Deed;

(b)	in or towards discharge of the Secured Obligations in accordance with the Intercreditor Agreement; and

(c)	after all Secured Obligations have been repaid and discharged in full, in payment of the surplus (if any) to any Chargor or any other person entitled to it.

9.	SECURITY TRUST

9.1	Appointment of Collateral Trustee as trustee

(a)

Pursuant to the terms of the Collateral Trust Agreement, each Secured Party appoints the Collateral Trustee to act as its trustee and representative in connection with this Deed and authorises the Collateral Trustee to exercise such rights, powers and discretions as are specifically delegated to the Collateral Trustee by the terms hereof together with all rights, powers and discretions as are reasonably incidental thereto or necessary to give effect to the trusts hereby created and each of the

Secured Parties irrevocably authorises the Collateral Trustee on its behalf to release any existing security being held in favour of the Secured Parties, to enter into any and each Security Document and to deal with any formalities in relation to the perfection of any security created by such Security Documents (including, inter alia, entering into such other documents as may be necessary to such perfection).

(b)	In the event of any inconsistency between the provisions of this Clause 9 (Security Trust) and the Collateral Trust Agreement, this Clause 9 (Security Trust) shall prevail.

9.2	Trust

(a)	The Collateral Trustee declares that it shall hold the benefit of this Deed on trust for the Secured Parties on the terms contained in this Deed.

(b)	Pursuant to the terms of the Collateral Trust Agreement, each of the parties to the Collateral Trust Agreement agrees that the Collateral Trustee shall have only those duties, obligations and responsibilities expressly specified in the Collateral Trust Agreement and this Deed with respect to the Security created by this Deed (and no others shall be implied).

9.3	No independent power

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Charges created by this Deed or to exercise any rights or powers arising under this Deed except through the Collateral Trustee.

9.4	Collateral Trustee’s discretions

The Collateral Trustee may:

(a)	assume, unless it has in its capacity as trustee for the Secured Parties, received actual notice to the contrary or has otherwise become aware that such is not the case, that (i) no Default has occurred and no Issuer or Guarantor is in breach of or default under its obligations under any of the Priority Lien Documents and (ii) any right, power, authority or discretion vested by any Priority Lien Document in any person has not been exercised;

(b)	if it receives any instructions or directions pursuant to the Priority Lien Documents to take any action in relation to the Charges created by this Deed, assume that all applicable conditions under the Priority Lien Documents for taking that action have been satisfied;

(c)	engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts (whether obtained by the Collateral Trustee or by any other Secured Party) whose advice or services may at any time seem necessary, expedient or desirable;

(d)	rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of any Secured Party, rely upon a certificate signed by or on behalf of that Secured Party; and

(e)	refrain from acting in accordance with the instructions received pursuant to the Priority Lien Documents (including bringing any legal action or proceeding arising out of or in connection with the Priority Lien Documents) until it has received any indemnification and/or security that it may in its absolute discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in bringing any such legal action or proceedings.

9.5	Excluded obligations

Notwithstanding anything to the contrary expressed or implied in the Priority Lien Documents, the Collateral Trustee shall not:

(a)	be bound to enquire as to (i) whether or not any Default has occurred or (ii) the performance, default or any breach by an Issuer or Guarantor of its obligations under any of the Priority Lien Documents;

(b)	be bound to account to any other party for any sum or the profit element of any sum received by it for its own account;

(c)	be bound to disclose to any other person (i) any confidential information or (ii) any other information if disclosure would or might in its reasonable opinion constitute a breach of any law or be a breach of fiduciary duty;

(d)	be under any obligations other than those which are specifically provided for in the Priority Lien Documents; or

(e)	have or be deemed to have any duty, obligation or responsibility to, or relationship of trust or agency with, any Issuer or Guarantor.

9.6	Exclusion of Collateral Trustee’s liability

Unless caused directly by its gross negligence or wilful misconduct the Collateral Trustee shall not accept responsibility or be liable for:

(a)	the adequacy, accuracy and/or completeness of any information (whether written or oral) supplied by the Collateral Trustee or any other person in connection with the Priority Lien Documents or the transactions contemplated in the Priority Lien Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Priority Lien Documents;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Priority Lien Document or the Charges created by this Deed or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Priority Lien Documents or the Charges created by this Deed;

(c)	any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Priority Lien Documents or the Charges created by this Deed or otherwise;

(d)	the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Priority Lien Documents, the Charges created by this Deed or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Priority Lien Documents or the Charges created by this Deed; or

(e)	any shortfall which arises on the enforcement of the Charges created by this Deed.

9.7	No responsibility to perfect Charges

The Collateral Trustee shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Issuer or Guarantor to any of the Charged Assets;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Priority Lien Documents or the Charges;

(c)	register, file or record or otherwise protect any of the Charges (or the priority of any of the Charges) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Priority Lien Documents or of the Charges;

(d)	take, or to require any of the Chargors to take, any steps to perfect its title to any of the Charged Assets or to render the Charges effective or to secure the creation of any ancillary Security under the laws of any jurisdiction; or

(e)	require any further assurances in relation to this Deed,

except where such failure arises as a result of the wilful misconduct or gross negligence of the Collateral Trustee.

9.8	Insurance by Collateral Trustee

(a)	The Collateral Trustee shall not be under any obligation to insure any of the Charged Assets, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Priority Lien Documents. The Collateral Trustee shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any insurance.

(b)	Where the Collateral Trustee is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind.

9.9	Custodians and nominees

The Collateral Trustee may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Collateral Trustee may determine, including for the purpose of depositing with a custodian this Deed or any document relating to the trust created under this Deed and the Collateral Trustee shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Deed or be bound to supervise the proceedings or acts of any person.

9.10	Acceptance of title

The Collateral Trustee shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any of the Chargors may have to any of the Charged Assets and shall not be liable for or bound to require any Chargor to remedy any defect in its right or title.

9.11	Refrain from illegality

The Collateral Trustee may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction which would or might otherwise render it liable to any person, and the Collateral Trustee may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

9.12	Business with the Chargors

The Collateral Trustee may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any Chargor.

9.13	Powers supplemental

The rights, powers and discretions conferred upon the Collateral Trustee by this Deed shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Collateral Trustee by general law or otherwise.

9.14	Trustee division separate

In acting as trustee for the Secured Parties, the Collateral Trustee shall be regarded as acting through its trustee division which shall be treated as a separate entity from any of its other divisions or departments and any information received by any other division or department of the Collateral Trustee may be treated as confidential and shall not be regarded as having been given to the trustee division.

9.15	Disapplication

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Collateral Trustee in relation to the trusts constituted by this Deed. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Deed, the provisions of this Deed shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Deed shall constitute a restriction or exclusion for the purposes of that Act.

9.16	Winding up of trust

If the Collateral Trustee determines that (a) all of the Secured Obligations and all other obligations secured by this Deed have been fully and finally discharged and (b) none of the Secured Parties is under any commitment, obligation or liability (whether actual or contingent) to make advances or provide other financial accommodation to any Issuer or Guarantor under the Priority Lien Documents, the trusts set out in this Deed shall be wound up. At that time the Collateral Trustee shall release, without recourse or warranty, all of the Charges then held by it and the rights of the Collateral Trustee under this Deed.

10.	COLLATERAL TRUSTEE’S RIGHTS

10.1	General Rights: All or any of the rights which are conferred by this Deed (either expressly or impliedly) or by law upon a Receiver may be exercised after the Charges become enforceable by the Collateral Trustee irrespective of whether the Collateral Trustee shall have taken possession or appointed a Receiver of the Charged Assets.

10.2	Redemption of Prior Security:

(a)	Subject to the Intercreditor Agreement, in the event of any action, proceeding or step being taken to exercise any powers or remedies conferred by any prior ranking Security or upon the exercise of any power of sale under this Deed by the Collateral Trustee or any Receiver, the Collateral Trustee may at any time redeem any Security having priority to any Charges or procure the transfer of that Security to itself and may settle the accounts of the prior encumbrancer and any accounts so settled shall, in the absence of manifest error, be conclusive and binding on each Chargor.

(b)	Each Chargor shall, on demand of the Collateral Trustee, pay to the Collateral Trustee all the costs and expenses incurred by it in connection with any such redemption or transfer.

(c)	All the rights conferred by a prior charge upon the chargee or any receiver thereunder shall be exercisable by the Collateral Trustee or a Receiver in like manner as if the same were expressly included herein and the Collateral Trustee shall be entitled to exercise all the rights of a receiver appointed thereunder.

10.3	Delegation:

(a)	The Collateral Trustee or any Receiver may delegate in any manner to any person it may think fit any right, power or discretion exercisable by it under this Deed.

(b)	Any such delegation may be made upon such terms, consistent with the terms of the Priority Lien Documents (including power to sub-delegate), as the Collateral Trustee or any Receiver may think fit.

(c)	The Collateral Trustee shall not be in any way liable to any Chargor or any other person for any losses, liabilities or expenses arising from any act, default, omission or misconduct on the part of any Delegate.

10.4	Continuation of Accounts: At any time following the commencement of the winding-up of any Chargor or if any Secured Party receives notice or is deemed to have received notice of any subsequent Security affecting the Charged Assets or of any assignment or transfer (other than to the extent such Security is permitted or not restricted under the Priority Lien Documents), the Secured Party may open a new account with it in the name of such Chargor. If the Secured Party does not open a new account, it shall nevertheless be treated as if it had done so at the time when the winding-up commenced or the Secured Party received, or was deemed to have received, notice of such subsequent Security. All payments made thereafter by a Chargor to that Secured Party shall be treated as having been credited to a new account of such Chargor and not as having been applied in reduction of the Secured Obligations as at the time when the winding-up commenced or the Collateral Trustee received such notice.

10.5	Retention of Documents: Subject to the provisions of the Intercreditor Agreement, the Collateral Trustee shall be entitled to continue to retain any document delivered to it under this Deed relating to a Charged Asset until the Charges over such Charged Asset are released in accordance with this Deed. If, for any reason, it ceases to hold any such document before such time, it may by notice to the relevant Chargor require that the relevant document be redelivered to it and the relevant Chargor shall promptly comply with that requirement or procure that it is complied with.

10.6	Custody: Subject to the provisions of the Intercreditor Agreement, the Collateral Trustee shall be entitled to keep all certificates and documents of title relating to the Charged Assets in safe custody at any of its branches or otherwise provide for their safe custody by third parties and shall not be responsible for any loss or damage occurring to or in respect thereof unless such loss or damage shall be caused by its own gross negligence or wilful misconduct.

10.7	Recovery of Debts: The Collateral Trustee and any manager or officer of the Collateral Trustee or of any branch is hereby irrevocably empowered on or after the date the Charges are first enforced to receive all Monetary Claims and on payment to give an effectual discharge therefor and on non-payment to take (if the Collateral Trustee in its sole discretion so decides) all steps and proceedings either in the name of each Chargor or in the name of the Collateral Trustee for the recovery thereof and also to agree accounts and to make allowances and to give time to any surety. Neither the Collateral Trustee nor any Receiver shall be obliged to make any enquiry as to the sufficiency of any sums received in respect of any Monetary Claims or to make any claims or take any other action to collect or enforce the same.

11.	RESPONSIBILITIES OF COLALTERAL TRUSTEE, RECEIVERS AND DELEGATES

11.1	No Obligation to Remain in Possession: If the Collateral Trustee, any Receiver or any Delegate shall take possession of the Charged Assets, it may from time to time in its absolute discretion relinquish such possession.

11.2	No Liability as Mortgagee in Possession: Neither the Collateral Trustee nor any Receiver or Delegate will be liable, by reason of entering upon or into possession of a Charged Asset (or viewing or repairing any Charged Assets or otherwise), to account as mortgagee in possession in respect of any Charged Assets or for any loss on realisation or for any default or omission in respect of any Charged Assets for which a mortgagee in possession might otherwise be liable.

11.3	Collateral Trustee’s Obligation to Account: Neither the Collateral Trustee nor any Receiver or Delegate shall (either by reason of taking possession of the Charged Assets or for any other reason):

(a)	be liable to account to any Chargor or any other person for anything except the Collateral Trustee’s own actual receipts which have not been distributed or paid to such Chargor or the persons entitled (or at the time of payment reasonably believed by the Collateral Trustee to be entitled) thereto; or

(b)	be liable to such Chargor or any other person for any costs, losses, liabilities or expenses related to any realisation of any Charged Assets or from any act, default, omission or misconduct of the Collateral Trustee, any Receiver, any Delegate or their respective officers, employees or agents in relation to the Charged Assets or in connection with any Priority Lien Document unless caused by its own gross negligence or wilful misconduct.

12.	FURTHER ASSURANCE

Subject to the provisions of the Intercreditor Agreement, each Chargor shall, at its own expense, promptly do all such acts and things as the Collateral Trustee may reasonably require for:

(a)	creating, registering, perfecting, maintaining or protecting the Charges or any Security intended to be created by or pursuant to this Deed or any of the Charged Assets; or

(b)	after the Charges have become enforceable, facilitating the realisation of any Charge or the exercise of any right, power or discretion in relation to any Charged Asset or Charge vested in the Collateral Trustee, any Receiver or any Delegate,

including, without limitation, the execution (including by sealing) of any transfer, assignment, mortgage, charge or Security or any other document or any notice or instruction which the Collateral Trustee may reasonably require, including any such document, notice or instruction required to enable the Collateral Trustee or its nominee to obtain legal title to any Charged Assets in circumstances in which it is entitled to obtain such legal title under this Deed.

13.	POWER OF ATTORNEY

13.1	Appointment: Each Chargor by way of Security irrevocably appoints the Collateral Trustee, every Receiver and every Delegate severally to be its attorney:

(a)	to do all acts and things which such Chargor is obliged to do under this Deed but has failed to do within 10 Business Days of being notified of that failure and being requested to comply;

(b)	to transfer any interest in any Charged Assets in the circumstances in which such transfer may be required under this Deed, including on an enforcement of the Charges over such Charged Assets; and

(c)	in its name and on its behalf to exercise any right conferred on the Collateral Trustee, any Receiver or any Delegate in relation to the Charged Assets under this Deed or any other Priority Lien Document or by law after such right has become exercisable, provided at all times however, the exercise of powers under this Power of Attorney shall be subject to the provisions of the Intercreditor Agreement.

13.2	Ratification: Each Chargor agrees to ratify and confirm whatever any such attorney shall do or purport to do in the exercise or purported exercise of the power of attorney granted by Clause 13.1 (Appointment).

13.3	Sums Recoverable: All moneys expended by the Collateral Trustee, any Receiver, any Delegate or any attorneys shall be recoverable from the Chargor under Clause 15 (Expenses, Stamp Duty and Indemnities).

14.	PROTECTION OF THIRD PARTIES

14.1	No Duty to Enquire: No person dealing with the Collateral Trustee, any Receiver or any Delegate shall be concerned to enquire:

(a)	whether any right which the Collateral Trustee or any Receiver or Delegate is purporting to exercise or any of its powers has arisen or become exercisable;

(b)	whether the Secured Obligations have become payable or any amount remains outstanding under the Priority Lien Documents;

(c)	as to the application of any money borrowed or raised or paid to the Collateral Trustee or any Receiver, Administrator or Delegate; or

(d)	as to the propriety or regularity of such dealings.

14.2	Receipt: The receipt of the Collateral Trustee or any Receiver shall be conclusive discharge to a purchaser and, in making any sale or disposal of any of the Charged Assets or in making any acquisition, the Collateral Trustee or any Receiver may do so for any such consideration, in such manner and on such terms as it thinks fit.

14.3	Statutory Protection: All the protection to purchasers contained in sections 104 and 107 of the LPA, section 42(3) of the Insolvency Act 1986 or in any other applicable legislation shall apply to any person purchasing from or dealing with the Collateral Trustee, any Secured Party, any Receiver or any Delegate.

15.	EXPENSES, STAMP DUTY AND INDEMNITIES

15.1	Expenses: Each Chargor will promptly following demand pay to and reimburse the Collateral Trustee or any other Secured Party, Receiver, Delegate, agent or attorney on the basis of a full indemnity, all reasonable costs and expenses (including legal fees and other out of pocket expenses and any VAT in accordance with the Priority Lien Documents) incurred by the Collateral Trustee or any other Secured Party, Receiver, Delegate, agent or attorney in connection with this Deed and will indemnify them against any failure to pay such amounts including any amounts arising from any actual or alleged breach of any Environmental Law or other law provided that notwithstanding the preceding language in this Clause 15.1, any costs and expenses arising in relation to the enforcement of any Charges hereunder shall be reimbursed on a full indemnity basis.

15.2	Stamp Duties: Each Chargor will promptly following demand pay to and indemnify the Collateral Trustee, each other Secured Party and any Receiver, Delegate, agent or attorney from and against any liability for any stamp duty, stamp duty reserve, stamp duty land tax, documentary or registration or similar Taxes or notarial fees which are or may subsequently become payable in connection with the entry into, performance, execution or enforcement of this Deed or to which this Deed may otherwise be or become subject or give rise. Each Chargor will in addition on demand indemnify the Collateral Trustee, each other Secured Party, any Receiver, Delegate, agent or attorney from and against any losses or liabilities which they incur as a result of any delay or omission by such Chargor to so pay any such amounts.

15.3	Currency Indemnity:

(a)	If any sum (a “Sum”) owing by a Chargor under this Deed, or any judgment, award or order given in relation to this Deed, has to be converted from the currency in which that Sum is payable into another currency for the purpose of:

(i)	making or filing a claim or proof against that Chargor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings; or

(iii)	applying the Sum in satisfaction of any Secured Obligations,

that Chargor shall, as an independent obligation, within three Business Days of demand, indemnify the Collateral Trustee, each other Secured Party or any Receiver or Delegate from any cost, loss or liability incurred as a result of the conversion including any discrepancy between (A) the rate of exchange used to make the conversion and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Chargor waives any right it may have in any jurisdiction to pay any amount under this Deed in a currency or currency unit other than that in which it is expressed to be payable unless required to do so by any applicable law.

16.	PAYMENTS

16.1	Certificates: A certificate, determination, notification or opinion of the Collateral Trustee or any other Secured Party as to the amount of the Secured Obligations or any other matter connected with this Deed or the Charges shall, in the absence of manifest error, be prima facie evidence of the matters to which it relates.

16.2	Payments: All payments under or pursuant to this Deed (including damages in respect of breaches hereof) shall be made in accordance with the Priority Lien Documents and the Intercreditor Agreement or in such other manner as the Collateral Trustee may agree and direct.

17.	EFFECTIVENESS OF SECURITY

17.1	Chargors’ Obligations Continuing: Each Chargor’s obligations under Clause 2 (Covenant to Pay) and the Charges are continuing obligations and will extend to the ultimate balance of the Secured Obligations regardless of any intermediate payment or discharge in whole or in part.

17.2	Cumulative Rights: The rights and remedies provided in this Deed are cumulative and in addition to and independent of and not in any way prejudiced by any rights or remedies provided by law or any other Security, guarantees or rights of set-off or combination thereof held by any Secured Party.

17.3	Failure to Exercise Rights: No failure by the Collateral Trustee to exercise or delay in the exercise of any right or remedy under this Deed will operate as a waiver thereof nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

17.4	Immediate Recourse: This Deed and the Chargors’ obligations under this Deed are in addition to, and not to be prejudiced by or to be merged with, any other guarantee, indemnity or Security at any time existing in favour of any person. Each Chargor waives any right it may have to require any Secured Party (or any trustee or agent on its behalf) to make demand of, proceed against or enforce any other rights or Security or claim payment from any person before claiming against such Chargor. This waiver applies irrespective of any law or any provision of any Priority Lien Documents (other than the Intercreditor Agreement) to the contrary.

17.5	Grant of Waivers: A waiver given or consent granted by the Collateral Trustee under this Deed will be effective only if given in writing and then only in the instance and for the purpose for which it is given.

17.6	Waiver of Defences: As between each Chargor and the Secured Parties but without affecting the obligations of any Issuer or Guarantor each Chargor shall be liable under Clause 2 (Covenant to Pay) as if it were the principal debtor and not merely a surety. Neither the Charges nor the obligations of each Chargor under this Deed shall be discharged or affected by (and each Chargor hereby irrevocably waives any defences it may now or hereafter acquire in any way relating to) any act, omission, matter or thing which, but for this Clause 17, would reduce, release or prejudice any of its obligations under this Deed (without limitation and whether or not known to such Chargor or any Secured Party) including:

(a)	any time, waiver or consent given to, or any composition with, any Issuer or Guarantor or any other person;

(b)	the release of the Chargor or any other person under the terms of any composition or arrangement with any creditor of the Chargor or any other person (other than any express release of the Charges given in accordance with this Deed);

(c)	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatever nature) or replacement of any Priority Lien Document or any other Security or document;

(d)	the taking, perfection, enforcement, variation, compromise, exchange, renewal, release of, or the refusal or neglect to take, perfect or enforce, any rights against, or Security over, assets of, or any guarantee or undertaking given by, any Issuer or Guarantor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or constitution or status of an Issuer or Guarantor, Secured Party or any other person;

(f)	the illegality, invalidity or unenforceability of any obligation of any person under, or expressed to arise under, any Priority Lien Document or other document;

(g)	any insolvency or similar proceedings under the laws of any jurisdiction or the making of any arrangement or composition with or for the benefit of creditors by any other Issuer or Guarantor, any Secured Party or any other person;

(h)	any Secured Party ceasing or refraining from giving credit or making loans or advances to or otherwise dealing with any Issuer or Guarantor or any other person (but without prejudice to any rights which any Chargor may have against a Secured Party by reason of default by that Secured Party under the Priority Lien Documents); or

(i)	the failure of any Secured Party to disclose to any Chargor any information relating to the business, assets, financial condition or prospects of any other Issuer or Guarantor now or hereafter known to such Secured Party (each Chargor waiving any duty on the part of the Secured Parties to disclose such information).

17.7	Deferral of Chargor’s Rights: Until all Secured Obligations have been irrevocably and unconditionally paid and discharged in full or the Collateral Trustee otherwise directs, no Chargor will exercise any rights which it may have (by reason of performance by its obligations under the Priority Lien Documents) or by reason of any amount being payable, or liability arising, under this Deed:

(a)	to be indemnified by any other Issuer or Guarantor;

(b)	to claim any contribution or payment from any other provider of Security or surety of any Issuer or Guarantor’s obligations under the Priority Lien Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of any Secured Parties under the Priority Lien Documents or of any other Security or guarantee taken pursuant to, or in connection with, the Priority Lien Documents by any Secured Party;

(d)	to bring legal or other proceedings for an order requiring any other Issuer or Guarantor to make any payment, or perform any obligation, in respect of which any Chargor has given a guarantee, undertaking or indemnity under this Deed;

(e)	to exercise any right of set-off against any Issuer or Guarantor; and/or

(f)	to claim or prove as a creditor of any Issuer or Guarantor in competition with any Secured Party.

Such Chargor shall hold any benefit, payment or distribution received by it in relation to such rights on trust for the Secured Parties and shall pay an amount equal to the benefit, payment or distribution received immediately to the Collateral Trustee.

17.8	Partial Invalidity: If at any time any provision of this Deed is or becomes invalid, illegal or unenforceable in any respect (or any of the Charges intended to be created by or pursuant to this Deed is ineffective) in any jurisdiction, that shall not affect the legality, validity or enforceability of:

(a)	the remaining provisions or the effectiveness of any of the remaining Charges in that jurisdiction; or

(b)	that or any other provision or the effectiveness of such Charges in any other jurisdiction.

17.9	Reinstatement: If any discharge, release or arrangement (whether in respect of the obligations of any Issuer or Guarantor or any Security for those obligations or otherwise) is made by a Secured Party in whole or in part on the faith of any payment, Security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation:

(a)	the liability of each Issuer or Guarantor will continue or be reinstated as if the release, arrangement, discharge, settlement, avoidance or reduction had not occurred;

(b)	each Secured Party shall be entitled to recover the value or amount of that payment, release, arrangement, discharge, Security or settlement from each Chargor, as if the payment, discharge, settlement, avoidance or reduction had not occurred together with any other cost, loss, expense or liability incurred by such Secured Party as a result of such avoidance or discharge; and

(c)	each Chargor shall on demand indemnify the Collateral Trustee against any funding or other cost, loss, liability or expense incurred by the Collateral Trustee as a result of the Collateral Trustee being required for any reason to refund all or part of any amount received by it in respect of any of the Secured Obligations.

17.10	Security Retention: If the Collateral Trustee, acting reasonably, considers that any amount paid or credited under any Priority Lien Documents is capable of being avoided or otherwise set aside under any laws relating to insolvency or otherwise, that amount shall not be treated as paid for the purposes of determining whether the Secured Obligations have been paid.

17.11	Final Redemption:

(a)	The Collateral Trustee shall at the cost of the Chargors concerned on the date on which it is satisfied (acting reasonably) that all the Secured Obligations have been irrevocably and unconditionally paid and discharged in full and no further Secured Obligations are capable of becoming outstanding (the “Release Date”) or following receipt of a notice under paragraph (b) below, take all reasonable steps to release and/or re-assign the Charged Assets from the Charges but without recourse to or any representation or warranty by the Collateral Trustee or any of its nominees.

(b)	If any Chargors are entitled to, under the terms of the Priority Lien Documents, and wish to, require the release of any of the Charges the Collateral Trustee shall, at the written request and cost of the relevant Chargor release such Charges upon receipt of such request from the relevant Chargor in accordance with the provisions of the Priority Lien Documents.

(c)	All documents which are necessary in connection with the redemption of the Charges or the transfer of the Charged Assets back to the relevant Chargor shall be in such form as the Collateral Trustee shall reasonably require.

(d)	Upon any release of all or any portion of the Charged Assets from the Charges in accordance with Section 4.1 of the Collateral Trust Agreement the Security created hereunder in relation to such Charged Assets shall be automatically released.

(e)	If all of the ownership interests in any Chargor are sold, transferred or otherwise disposed of to any entity that is not an Affiliate pursuant to a transaction expressly permitted under the Priority Lien Documents that results in such Chargor ceasing to be a Restricted Subsidiary or if a Chargor is designated as an Unrestricted Subsidiary in accordance with the terms therof, or upon the effectiveness of any written consent under the Priority Lien Documents to the release of the guarantee granted by such Chargor, the Security created hereunder in relation to that Chargor’s Charged Assets shall be automatically released.

17.12	Consolidation: Section 93 of the LPA (restricting the right of consolidation of the Charges with any other Security) shall not apply to the Charges and the Collateral Trustee may consolidate all or any of the Charges with any other Security to the extent lawful.

17.13	Appropriations:

Until all Secured Obligations have been irrevocably and unconditionally paid and discharged in full and all facilities which might give rise to Secured Obligations have been terminated, each Secured Party (or any trustee or agent on its behalf) may, subject to the terms of the Intercreditor Agreement and without affecting the liability of any Chargor under this Deed:

(a)	refrain from applying or enforcing any other moneys, Security or rights held or received by that Secured Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Chargor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Chargor or on account of any Chargor’s liability under this Deed.

18.	SET-OFF

18.1	Set-Off: Upon the occurrence and during the continuation of a Specified Default the Collateral Trustee and each other Secured Party may (without notice to the relevant Chargor) set off or otherwise apply against the Secured Obligations any credit balance to which any Chargor is entitled on any account with the Collateral Trustee or such Secured Party and any other obligation (contingent or otherwise) owing by the Collateral Trustee or such Secured Party regardless of the place of payment, booking branch or currency of either obligation or the terms of any deposit standing to the credit of such account.

18.2	Currency Conversion: A Secured Party may exercise such rights notwithstanding that the obligations concerned may be expressed in different currencies and each Secured Party is authorised to convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

18.3	Set-Off Rights Cumulative: This Clause 18 (Set-Off) shall be in addition to and without prejudice to any rights of set-off or any other rights or remedies which a Secured Party may have.

19.	COMMUNICATIONS

Each communication under this Deed shall be made as provided in the Priority Lien Documents.

20.	THIRD PARTIES

Save as expressly stated in this Deed, a person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.

21.	COUNTERPARTS

21.1	Counterparts: This Deed may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Deed.

21.2	Non-signatories: Failure by one or more parties (“Non-Signatories”) to execute this Deed on the date hereof will not invalidate the provisions of this Deed as between the other parties who do execute this Deed. Such Non Signatories may execute this Deed (or a counterpart thereof) on a subsequent date and will thereupon become bound by its provisions.

22.	ASSIGNMENT AND TRANSFER

22.1	Assignment: The Collateral Trustee and any Secured Party may at any time assign or otherwise transfer all or any part of its rights under this Deed in accordance with and subject to the Priority Lien Documents.

23.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

23.1	Governing Law: This Deed is governed by and shall be construed in accordance with English law. Any non-contractual obligations arising out of or in connection with this Deed are governed by English law.

23.2	Jurisdiction:

(a)	Subject to paragraph (c) below, the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed or any non-contractual obligation arising out of or in connection with this Deed) or the consequences of its nullity (a “Dispute”).

(b)	The parties agree that the courts of England are the most appropriate and convenient courts to settle any Disputes and accordingly no party will argue to the contrary.

(c)	This Clause is for the benefit of the Secured Parties only. As a result, no Secured Party shall be prevented from taking:

(i)	proceedings relating to a Dispute in any other courts with jurisdiction; and

(ii)	to the extent allowed by law, concurrent proceedings in any number of jurisdictions.

IN WITNESS WHEREOF the parties hereto have caused this Deed to be duly executed as a deed but it shall not be treated as being delivered until the date first written above.

SCHEDULE 1

THE CHARGORS

Chargor	Jurisdiction of Chargor	Register Number

Solo Cup (UK) Limited	England and Wales	04003596

Insulpak Holdings Limited	England and Wales	03813634

Solo Cup Europe Limited	England and Wales	00979390

SCHEDULE 2

DETAILS OF THE SCHEDULED REAL PROPERTY

None at the date of this Deed

SCHEDULE 3

DETAILS OF THE SCHEDULED INTELLECTUAL PROPERTY

Patent/Trademark/Registered Design/Application Number	Country	Registered Proprietor/Applicant

STYROWEAVE (1152821)	United Kingdom	Solo Cup Europe Ltd. (Registered Proprietor)

STYROWEAVE (99055)	Ireland	Insulpak Limited (Registered Proprietor)

INSULPAK FOAM CONE (1503926)	United Kingdom	Solo Cup Europe Ltd. (Registered Proprietor)

(1514892)	United Kingdom	Solo Cup Europe Ltd. (Registered Proprietor)

(1533831)	United Kingdom	Solo Cup Europe Ltd. (Registered Proprietor)

(2277515)	United Kingdom	Solo Cup Europe Ltd. (Registered Proprietor)

Retropolitan (2472452)	United Kingdom	Solo Cup Europe Ltd. (Registered Proprietor)

(006611271)	European Community	Solo Cup Europe Ltd. (Registered Proprietor)

(006613236)	European Community	Solo Cup Europe Ltd. (Registered Proprietor)

DeliLite (2482834)	United Kingdom	Solo Cup Europe Ltd. (Registered Proprietor)

Yin Yang (2488753)	United Kingdom	Solo Cup Europe Ltd. (Registered Proprietor)

SCHEDULE 4 DETAILS OF THE SCHEDULED BANK ACCOUNTS

Account Holder	Bank	Bank Account number

Solo Cup Europe Limited	Lloyds TSB 99 High Street Huntingdon Cambridgeshire, PE18 6DU England

Solo Cup Europe Limited	Lloyds TSB 99 High Street Huntingdon Cambridgeshire, PE18 6DU England

Solo Cup Europe Limited	Lloyds TSB 99 High Street Huntingdon Cambridgeshire, PE18 6DU England

Solo Cup Europe Limited	Lloyds TSB 99 High Street Huntingdon Cambridgeshire, PE18 6DU England

Solo Cup Europe Limited	Lloyds TSB 99 High Street Huntingdon Cambridgeshire, PE18 6DU England

SCHEDULE 5

NOTICES FOR BANK ACCOUNTS

To:	[name of Account Bank] [address]

Dated:	[•]

Dear Sirs

[•] (the “Chargor”)

[number and description of the relevant account] (the “Specified Accounts”): debenture dated [•] made between [, amongst others,] the Chargor and U.S. Bank National Association as Collateral Trustee (the “Deed”)

1.	Pursuant to the Deed, the Chargor has charged by way of first fixed charge in favour of the Collateral Trustee all its rights to, and interest in, the balance standing from time to time to the credit of the Specified Accounts and any other bank account maintained with you and the debts represented by them (the “Accounts”). A copy of the Deed is enclosed. The Deed prohibits any dealing with the Accounts except with the consent of the Collateral Trustee as provided in the Deed.

2.	The Chargor hereby irrevocably and unconditionally instructs and authorises you:

(a)	to disclose to the Collateral Trustee any information relating to the Accounts which the Collateral Trustee requests you to disclose;

(b)	to pay or to release any moneys standing to the credit of the Accounts, in accordance with any instructions which you receive from the Collateral Trustee;

(c)	not to permit any withdrawal by the Chargor of any moneys standing to the credit of the Accounts, without the prior written consent of the Collateral Trustee and to hold all such moneys to the order of the Collateral Trustee; and

(d)	to comply with the terms of any written notices or instructions relating to the Deed and/or the Accounts and the debts represented by them which you receive from the Collateral Trustee.

3.	The instructions and authorisations which are contained in this letter shall remain in full force and effect until the Chargor and the Collateral Trustee together give you notice in writing revoking or amending them. You may comply with the instructions contained in this letter without further authority from the Chargor.

4.	The instructions and authorisations in this letter supersede any instructions and authorisations to the contrary given to you by or on behalf of any Chargor.

5.	This letter is governed by English law.

6.	Please acknowledge your acceptance of the instructions and authorisations contained in this notice by signing the attached Form of Acknowledgement and returning it to the Collateral Trustee at [•] copied to us.

Yours faithfully

[name of Chargor]	U.S. Bank National Association

By	By
Authorised Signatory		Authorised Signatory

Form of Acknowledgement of Notice to Account Bank for a Bank Account

To:	U.S. Bank National Association

Copy:	[Chargor]

Dear Sirs

Debenture dated [•] made between [, amongst others,] the Chargor and U.S. Bank National Association as Collateral Trustee (the “Deed”)

We hereby acknowledge receipt of the notice (a copy of which is attached hereto) dated [•] and addressed to us by you regarding the Accounts and confirm that we:

(a)	accept the instructions and authorisations contained in the notice and agree to comply with the terms thereof;

(b)	do not have, and will not make or exercise, any claims or demands, any rights of counterclaim, Security, rights of set-off or rights against the Chargor in respect of the Accounts and/or the debts represented by them other than in respect of fees for operating the accounts; and

(c)	(other than in relation to the interest of the ABL Agent pursuant to the ABL Debenture) have not received notice of any interest of any third party in any Account and/or the debts represented by them and to our knowledge there are no restrictions on the creation of Security over the Accounts pursuant to the Deed.

We agree that, in the event that we become aware at any time that any person other than yourselves has or will have any right or interest in the Accounts and/or the debts represented by them, we will promptly notify you.

The only Account[s] maintained with us [is] [are] the Specified Account[s] referred to in the notice [and [•]].

Yours faithfully

[name of bank]

SCHEDULE 6

FORM OF NOTICE OF CHARGE TO INSURERS

To:	[insert name and address of insurance company]

[•]

Dear Sirs,

Re:	[identify the relevant Insurance Policy(ies)] (the “Policies”)

1.	We hereby notify you that [insert name of relevant Chargor] (the “Company”) has granted a fixed charge in favour of U.S. Bank National Association (the “Collateral Trustee”) for the benefit of itself and certain other banks and financial institutions (the “Secured Parties”) all its right, title and interest in the Policies as Security for certain obligations owed by the Company to the Secured Parties.

2.	We further notify you that:

(a)	the Company may not agree to amend, modify or terminate the Policies without the prior written consent of the Collateral Trustee;

(b)	[subject to paragraph (a) above, you may continue to deal with the Company in relation to the Policies until you receive written notice to the contrary from the Collateral Trustee. Thereafter the Company will cease to have any right to deal with you in relation to the Policies and therefore from that time you should deal only with the Collateral Trustee;]

(c)	you are authorised to disclose information in relation to the Policies to the Collateral Trustee on request;

(d)	[you must hold all sums from time to time due and payable by you to us under the Policies to the order of the Collateral Trustee;]

(e)	you will pay or release all moneys to which the Company is entitled under the Policies to such persons as the Collateral Trustee shall direct;

(f)	you will notify the Collateral Trustee promptly of any claim, or notification likely to result in a claim, under any Policy; and

(g)	the provisions of this notice may only be revoked with the written consent of the Collateral Trustee.

3.	Please sign and return the enclosed copy of this notice to the Collateral Trustee (with a copy to the Company) by way of confirmation that:

(a)	you agree to the terms set out in this notice and to act in accordance with its provisions;

(b)	you have noted the Collateral Trustee’s interest as additional insured or loss payee, as the case may be, on the Policies;

(c)	you will not cancel, avoid, release or otherwise allow the Policies to lapse without giving the Collateral Trustee at least 30 days’ written notice;

(d)	(except in relation to the ABL Agent pursuant to the ABL Debenture) you have not received notice that the Company has assigned its rights under the Policies to a third party or created any other interest (whether by way of Security or otherwise) in the Policies in favour of a third party;

(e)	you shall not permit any sums to be paid to the Company or any other person under or pursuant to the Policies without the prior written consent of the Collateral Trustee;

(f)	the Collateral Trustee shall not in any circumstances be liable for the premiums in relation to the Policies; and

(g)	the Policies shall not be rendered void, voidable or unenforceable by reason of any non-disclosure by the Collateral Trustee.

4.	The provisions of this notice are governed by English law.

Yours faithfully

for and on behalf of [insert name of Company]

Form of Acknowledgement of Notice of Charge to Insurers

To:	U.S. Bank National Association [insert address]

Copy to:	[insert name and address of Chargor]

We hereby acknowledge receipt of the above notice and confirm the matters set out in paragraph 3 above.

for and on behalf of [insert name of insurance company]

Dated:

SCHEDULE 7

GENERAL UNDERTAKINGS

1.	Real Property: Save as permitted or not restricted by the Priority Lien Documents, each of the Chargors undertakes that it shall not do or omit to do anything which would materially and adversely affect the value of the Charged Real Property except with the consent of the Collateral Trustee.

2.	Intellectual Property: Each Chargor undertakes that it shall in respect of its Intellectual Property:

(a)	take all such steps and do all such acts as may be necessary to preserve and maintain the subsistence and the validity of any such Intellectual Property except where such Chargor determines that the use or the preservation or maintenance of such Intellectual Property is no longer desirable in the conduct of such Chargor’s business and that the loss thereof could not reasonably be likely to have a Material Adverse Effect; and

(b)	use all its reasonable endeavours to detect any infringement of any Intellectual Property subject to the Charges that is material to such Chargor’s business and if it becomes aware of any such infringement, to promptly notify the Collateral Trustee and take all such steps as such Chargor or the Collateral Trustee deems reasonable and appropriate under the circumstances to prevent such infringement including, if so requested by the Collateral Trustee, by bringing legal proceedings or permitting the Collateral Trustee in the name of, but at the cost of, such Chargor to bring such legal proceedings.

3.	Insurance:

(a)	Any moneys received under any Insurance Policies relating to Charged Assets shall be applied (subject to the terms of the Intercreditor Agreement and the rights of any person having a prior claim to such moneys):

(i)	prior to the occurrence of a Specified Default, in accordance with the terms of the Priority Lien Documents; and

(ii)	following the occurrence and during the continuation of a Specified Default, the Chargor shall hold such moneys upon trust for the Collateral Trustee (or, if the ABL Agent has been granted a priority security interest in such moneys, the ABL Agent) pending payment to the Collateral Trustee (or, if the ABL Agent has been granted a priority security interest in such moneys, the ABL Agent) for application in accordance with Clause 8.1 (Application).

(b)	Each Chargor must promptly on request by the Collateral Trustee (acting reasonably) produce to the Collateral Trustee a copy of each Insurance Policy relating to the Charged Assets. If required by the Collateral Trustee (acting reasonably) (but subject to the provisions of any lease of Charged Assets), a Chargor shall deposit all its Insurance Policies relating to the Charged Assets with the Collateral Trustee (unless the ABL Agent has been granted a priority security interest in such Insurance Policies and the same is required to be deposited with the ABL Agent (and is so deposited) pursuant to the terms of the ABL Debenture).

4.	Fixtures and Personal Chattels: Each Chargor undertakes that it shall in each case except as could not reasonably be expected to have a Material Adverse Effect maintain each Fixture and Personal Chattel subject to a fixed charge hereunder in good repair and working order (ordinary wear and tear excepted) and as soon as reasonably practicable, or in the case of any loss or damage to any such Fixture or Personal Chattel as soon as reasonably practicable after the occurrence thereof, make or cause to be made all necessary repairs, replacements and other improvements in connection therewith.

SCHEDULE 8

REPRESENTATIONS AND WARRANTIES

1.	Real Property: Each Chargor represents and warrants to the Collateral Trustee that:

(a)	it is the sole legal and beneficial owner of all the Scheduled Real Property listed against its name in Schedule 2 (Details of the Scheduled Real Property) and no other person has any legal or beneficial interest in or rights on or over all or any part of the Charged Real Property (other than as granted to the Collateral Trustee pursuant to this Deed or granted to the ABL Agent pursuant to the ABL Debenture or as otherwise permitted or not restricted under the Priority Lien Documents); and

(b)	as at the date of this Deed, except for the Scheduled Real Property, it does not own any estate or interest in any Real Property.

2.	Investments: Each Chargor represents and warrants to the Collateral Trustee that its Investments are free from security, options and other third party rights (except as created by this Deed or the ABL Debenture) or as otherwise permitted or not restricted under the Priority Lien Documents.

3.	Intellectual Property: Each Chargor represents and warrants to the Collateral Trustee that:

(a)	except where it could not be reasonably likely to have a Material Adverse Effect it is the sole legal and beneficial owner of the Scheduled Intellectual Property listed against its name in Schedule 3 (Details of the Scheduled Intellectual Property) and it is the sole legal and beneficial owner of, or is otherwise entitled to use, any other Intellectual Property necessary for it to carry on its business as it is presently carried on free from all Security, options and other rights in favour of third parties (except as created by this Deed or the ABL Debenture or as otherwise permitted or not restricted under the Priority Lien Documents); and

(b)	except where it could not be reasonably likely to have a Material Adverse Effect it is not aware of any infringement or threatened infringement of its Intellectual Property.

SIGNATORIES

EXECUTED AS A DEED by	)
SOLO CUP (UK) LIMITED	)
acting by one director or one director and another	)
authorised signatory	)

Name(s)	/s/ Richard Hernke
Richard Hernke

Witness’s Signature	/s/ Kim C. Frankovich
(if signed by one director only)

Name Kim Frankovich

Address 1700 Old Deerfield Rd, Highland Park, IL

60035, USA

Notice Details

Address: Towers Close, St. Peters Industrial Park,

Huntingdon, PE29 7BZ UK

Facsimile: 44 0 1480459274

Attention: VP Finance

EXECUTED AS A DEED by	)
INSULPAK HOLDINGS LIMITED	)
acting by one director or one director and another	)
authorised signatory	)

Name(s)	/s/ Richard Hernke
Richard Hernke

Witness’s Signature	/s/ Kim C. Frankovich
(if signed by one director only)

Name Kim Frankovich

Address 1700 Old Deerfield Rd, Highland Park, IL

60035, USA

Notice Details

Address: Towers Close, St. Peters Industrial Park,

Huntingdon, PE29 7BZ UK

Facsimile: 44 0 1480459274

Attention: VP Finance

EXECUTED AS A DEED by	)
SOLO CUP EUROPE LIMITED	)
acting by one director or one director and another	)
authorised signatory	)

Name(s)	/s/ Richard Hernke
Richard Hernke

Witness’s Signature	/s/ Kim C. Frankovich
(if signed by one director only)

Name Kim Frankovich

Address 1700 Old Deerfield Rd, Highland Park, IL

60035, USA

Notice Details

Address: Towers Close, St. Peters Industrial Park,

Huntingdon, PE29 7BZ UK

Facsimile: 44 0 1480459274

Attention: VP Finance

EXECUTED by		)
U.S. BANK NATIONAL ASSOCIATION		)
the Collateral Trustee		)

acting by:	/s/ Raymond S. Haverstock	)

Notice Details

Address: 60 Livingston Avenue, EP-MN-WS3C

St. Paul, MN 55107

Facsimile: 651/ 495-8097

Attention: Corporate Trust Services